Exhibit 10.14

Trader Promotion Service Agreement

Party A: HongKong Takung Assets and Equity of Artworks Exchange Co., Ltd.

Legal representative:

Address: Suite 2003, Hutchison House, 10 Harcourt Road, Central, Hong Kong

Contact No.:

Party B: Shenzhen Qianrong Cultural Investment Development Co., Ltd.

Legal representative:

Address: Room 1109, Block 1, Duoli Industrial District, Meilin, Meilin Subdistrict Office, Futian District, Shenzhen City

Contact No.: 0755-32801497

Upon friendly negotiations between Party A and Party B, Party A agrees to engage Party B to provide traders promotion services. Party B may choose and hire qualified third parties at its discretion to assist in the performance. Party B shall ensure that such third parties comply with and perform all obligations under this agreement. It is hereby agreed specifically as below:

1. Basic information on trader promotion services

1.1 Form of activities: public forums, talk shows and workshops.

1.2 Attendants: people who are interested in artwork investment, who participate in stock and futures investment, high-end customers of partners, private banking customers, etc.

1.3 Period: January to December, 2014

1.4 Location: China's first-tier cities, such as Beijing, Shanghai and Shenzhen

1.5 Number of shows: 2-3

2. Rights and obligations of Party A

2.1 Party A have to agree and confirm with Party B on the content, focus and presentation methods 5 days before the proposed promotion activity.

2.2 Party A is obligated to provide proper assistance to the staff of Party B at the site to organize the traders participating in the activity.

2.3 Party A shall pay Party B the service fee as provided under this agreement.

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3. Rights and obligations of Party B

3.1 Party B has the right to receive compensation for the services rendered under this agreement.

3.2 Party B warrants to provide Party A with trader promotion services within the period as agreed under this agreement.

3.3 Party B shall duly prepare the plan for the activities and organize in accordance with the agreed activity plan, and shall not unilaterally alter the agreed activity plan. Otherwise, Party A has the right to suspend performance of this agreement and resume after rectification of the activity plan confirmed by Party A.

3.4 Party B shall be solely responsible to for any charges or claims by any third party over the plan, creativity, design or contents of the promotion activity, and shall hold Party A harmless from such charges or claims. Party B shall be liable for all damages caused to Party A due to delay or cancellation of activities resulting therefrom.

4. Service fee

Total price: HK$1,350,000.00.

The price includes: fees for inviting hosts and guests for promotional presentation; sites rental fees; gift fees; course design, rectification, and implementation fees (to be confirmed by both Party A and Party B); traveling expenses of staff; tool fees.

5. Payment method

5.1 Party A shall pay Party B the amount as agreed under this agreement within 10 working days upon receipt of Party B’s payment notice.

5.2 Party B shall issue a formal invoice to Party A upon payment by Party A.

5.3 Payment may be delayed due to Party A’s payment procedures, Party B will adjust the payment method and time according to specific circumstances, and the parties may resolve any issue by negotiation.

6. Confidentiality

6.1 Party B shall keep the trade secrets obtained from Party A in performing this agreement as confidential and shall not disclose to any third party.

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6.2 Unless Party A agrees to early exemption of Party B’s confidentiality obligations in writing, Party B’s confidentiality obligations under this agreement shall be released upon all confidential information losing its confidentiality nature.

6.3 Party B shall compensate Party A for the losses (including but not limited to Party A’s direct and consequential losses) resulting from Party B’s violation of the confidentiality provision of this agreement.

6.4 This provision shall survive any amendment, release or termination of this agreement and shall remain legally binding.

7. Liability for breach of contract

7.1 In case Party B fails to invite the hosts and guests as agreed, or fails to carry out the activities at the agreed time, Party A has the right to request Party B to pay a penalty at the amount equal to 10% of the service fee for the activity. In case the penalty could not fully compensate Party A for its losses, Party B shall also be liable for the difference between all actual losses of Party A and the penalty.

7.2 Any party who terminates this agreement unilaterally without good cause shall be liable to pay the other party a penalty at the amount equal to 1% of the total service fee of this agreement.

7.3 No party shall be liable for breach of contract for termination of agreement due to force majeure.

8. Force majeure

8.1 Any party who fails to perform this agreement due to war, disease, serious fires, floods, typhoons, earthquakes or other events recognized by the parties as force majeure, the period for performance may be extended by a time period equal to the duration of the force majeure event.

8.2 The party who suffers from force majeure event shall notify the other party by phone or by email as soon as possible.

9. Provision for dispute resolution

Any dispute arising from performance of this agreement shall be resolved by the parties by negotiation, failing which the parties agree to submit any dispute arising from or in relation to this agreement to China International Economic and Trade Arbitration Commission for arbitration in accordance with its prevailing arbitration rules. The arbitration ruling shall be final and binding on both parties.

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10. Miscellaneous

This agreement has two copies, each party keeps one copy, which shall have equal legal effect. This agreement shall be effective from the date on which the authorized representatives of the parties sign on the signing page.

Party A: Signature/chop: (signature and chop of HongKong Takung Assets and Equity of Artworks Exchange Co., Ltd.) Date: 2 January 2014	Party B: Signature/chop: (chop of Shenzhen Qianrong Cultural Investment Development Co., Ltd.) Date: 2 January 2014

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